EXHIBIT 3.2

                  LIMITED LIABILITY COMPANY
                          AGREEMENT
                             OF
         ALLEGHENY ENERGY UNIT 1 AND UNIT 2, L.L.C.



           This Limited Liability Company Agreement (this "Agreement") entered into as of this 12th day of May, 1999 by Allegheny Energy, Inc. ("Allegheny"), a Maryland corporation, as member (the "Member"), which Member does hereby form a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Act") upon the following terms and conditions.

           1.    Name.   The  name of the  limited  liability
company formed hereby is Allegheny Energy Unit 1 and Unit  2,
L.L.C. (the "Company").

          2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including, but not limited to, generating electrical power.

            3.    Registered  Office.   The  address  of  the
registered office of the Company in the State of Delaware  is
The   Corporation   Trust  Company,   1209   Orange   Street,
Wilmington, New Castle County, Delaware 19801.

          4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

           5. Members. The name of the Member is as set forth above in the preamble to this Agreement.

           6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Allegheny is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

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           7.   Dissolution.  The Company shall dissolve, and
its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

            8.     Capital  Contributions.   The  Member  has
contributed amounts in cash, and no other property, to the Company according to the Percentage Interests set forth on Annex I hereto.

           9.    Additional Contributions.  The Member is not
required to make any additional capital contribution  to  the
Company.   However,  the Member may make  additional  capital
contributions to the Company.

          10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

           11.   Assignments.   The Member  may  transfer  or
assign in whole or in part its limited liability company interest.

           12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

           13. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

           14.   Governing  Law.   This  Agreement  shall  be
governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

           IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited
Liability Company Agreement as of the date first above written.

                              Member:
                              ALLEGHENY ENERGY, INC., a
                              Maryland corporation


                          By:    /S/ PETER J. SKRGIC
                              Name:  Peter J. Skrgic
                              Title:    Senior Vice President


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                           ANNEX I

             Percentage Interests of the Member



Allegheny Energy, Inc.   100%